UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to § 240.14a-11(c) of § 240.14a-12

CENTER FINANCIAL CORPORATION

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials:
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)	Amount previously paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 12, 2004

TO THE SHAREHOLDERS OF CENTER FINANCIAL CORPORATION:

NOTICE IS HEREBY GIVEN that pursuant to its Bylaws and the call of its Board of Directors, the Annual Meeting of Shareholders (the “Meeting”) of Center Financial Corporation (the “Company”) will be held at the Olympic Office of Center Bank, 2222 West Olympic Boulevard, Los Angeles, California 90006 on Wednesday, May 12, 2004 at 6:00 p.m., for the purpose of considering and voting upon the following matters.

1. Election of Directors. To elect the following four (4) Class II directors to serve until the 2006 annual meeting of shareholders and until their successors are elected and qualified:

Chung Hyun Lee	Peter Y. S. Kim
Jin Chul Jhung	Seon Hong Kim

2. Renewal of Super-majority Shareholder Vote Requirement for Certain Business Combinations. Approving a proposal to renew the provision in the Company’s Articles of Incorporation requiring the approval of two-thirds of the Company’s outstanding shares for certain business combinations, as described in the accompanying Proxy Statement.

3. Transacting such other business as may properly come before the Meeting and at any and all adjournments thereof.

The Bylaws of the Company provide for the nomination of directors in the following manner:

“Nominations for election of members of the Board of Directors may be made by the Board of Directors or by any shareholder of any outstanding class of voting stock of the Corporation entitled to vote for the election of directors. Notice of intention to make any nominations, other than by the Board of Directors, shall be made in writing and shall be received by the President of the Corporation no more than 60 days prior to any meeting of shareholders called for the election of directors, and no more than 10 days after the date the notice of such meeting is sent to shareholders pursuant to Section 5(a) of Article III of these bylaws; provided, however, that if only 10 days’ notice of the meeting is given to shareholders, such notice of intention to nominate shall be received by the President of the Corporation not later than the time fixed in the notice of the meeting for the opening of the meeting. Such notification shall contain the following information to the extent known to the notifying shareholder: (A) the name and address of each proposed nominee; (B) the principal occupation of each proposed nominee; (C) the number of shares of voting stock of the Corporation owned by each proposed nominee; (D) the name and residence address of the notifying shareholder; and (E) the number of shares of voting stock of the Corporation owned by the notifying shareholder. Nominations not made in accordance herewith may be disregarded by the then chairman of the meeting, and the inspectors of election shall then disregard all votes cast for each such nominee.”

Only those shareholders of record at the close of business on March 15, 2004 will be entitled to notice of and to vote at the Meeting.

DATED: April 16, 2004	By Order of the Board of Directors /s/ Yong Hwa Kim Yong Hwa Kim Secretary

IT IS VERY IMPORTANT THAT EVERY SHAREHOLDER VOTE. WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY THEN WITHDRAW YOUR PROXY. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

IN ORDER TO FACILITATE THE PROVIDING OF ADEQUATE ACCOMMODATIONS, PLEASE INDICATE ON THE PROXY WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING.

2

CENTER FINANCIAL CORPORATION

3435 Wilshire Boulevard, Suite 700

Los Angeles, California 90010

(213) 251-2222

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 12, 2004

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders (the “Meeting”) of Center Financial Corporation (the “Company”) to be held at the Olympic Office of Center Bank (the “Bank”), 2222 West Olympic, Los Angeles, California 90006, at 6:00 p.m., on Wednesday, May 12, 2004, and at any and all adjournments thereof. The solicitation of the Proxy accompanying this Proxy Statement is made by the Board of Directors of the Company and the costs of such solicitation will be borne by the Company.

It is expected that this Proxy Statement and accompanying Notice will be mailed to shareholders on approximately April 16, 2004.

The matters to be considered and voted upon at the Meeting will be:

1. Election of Directors. To elect the four (4) Class II directors to serve until the 2006 annual meeting of shareholders and until their successors are elected and qualified.

2. Renewal of Super-majority Shareholder Vote Requirement for Certain Business Combinations. To approve a proposal to renew the provision in the Company’s Articles of Incorporation requiring the approval of two-thirds of the Company’s outstanding shares for certain business combinations, as described more fully herein.

3. To transact such other business as may properly come before the Meeting and at any and all adjournments thereof.

Revocability of Proxies

A Proxy for use at the Meeting is enclosed. Any shareholder who executes and delivers such Proxy has the right to revoke it at any time before it is exercised by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date, or by attending the Meeting and voting in person. Subject to such revocation, all shares represented by a properly executed Proxy received in time for the Meeting will be voted by the proxy holders whose names are set forth in the accompanying Proxy (the “Proxy Holders”) in accordance with the instructions on the Proxy. If no instruction is specified with respect to a matter to be acted upon, the shares represented by the Proxy will be voted in favor of the election of the nominees for directors set forth herein, in favor of Proposal 2 and, if any other business is properly presented at the Meeting, in accordance with the recommendations of the Board of Directors.

Solicitation of Proxies

The Company will bear the cost of this solicitation, including the expense of preparing, assembling, printing and mailing this Proxy Statement and the material used in this solicitation of proxies. The proxies will be solicited principally through the mails, but directors, officers and regular employees of the Company may solicit proxies personally or by telephone. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward these proxy solicitation materials to shareholders whose stock in the Company is held of record by such entities, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. In addition, the Company may pay for and utilize the services of individuals or companies it does not regularly employ in connection with this solicitation of proxies, if management determines it advisable.

VOTING SECURITIES

There were 16,074,008 shares of the Company’s common stock issued and outstanding on March 15, 2004, which has been set as the Record Date for the purpose of determining the shareholders entitled to notice of and to vote at the Meeting. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of the common stock is necessary to constitute a quorum at the Meeting for the transaction of business. Abstentions and broker non-votes are each included in the determination of the number of shares present for determining a quorum but are not counted on any matters brought before the Meeting.

Each holder of common stock will be entitled to one vote, in person or by proxy, for each share of common stock standing in his or her name on the books of the Company as of the Record Date for the annual meeting on any matter submitted to the vote of the shareholders. An abstention or broker non-vote will have the same effect as a vote against a director nominee and against any other matters submitted for shareholder approval. Shareholders of the Company do not have cumulative voting rights in connection with the election of directors.

Approval of the amendment to the Company’s Articles of Incorporation described in Proposal 2 requires the affirmative vote of at least two-thirds of the outstanding shares of the Company’s Common Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Management knows of no person who owned beneficially more than 5% of the outstanding Common Stock of the Company as of March 15, 2004, except for David Z. Hong, Sang Hoon Kim, Monica M. Yoon and Warren A. Mackey, all of whom are members of the Company’s Board of Directors (see “ELECTION OF DIRECTORS” herein).

ELECTION OF DIRECTORS

The Bylaws of the Company provide that the number of directors shall be not fewer than eight (8) nor more than fifteen (15) until changed by a bylaw amendment duly adopted by the vote or written consent of the Company’s shareholders. The Bylaws further provide that the exact number of directors shall be fixed from time to time, within the foregoing range, by a bylaw or amendment thereof or by a resolution duly adopted by the vote or written consent of the Company’s shareholders or by the Company’s Board of Directors. The exact number of directors is presently fixed at nine (9) and the number of directors to be elected at the Meeting has been fixed at eight (8).

Pursuant to the terms of the Company’s Articles of Incorporation, the Board of Directors is divided into two classes, designated Classes I and II. The directors serve staggered two-year terms, so that directors of only one class are elected at each Annual Meeting of Shareholders. At the Meeting, shareholders will be asked to elect the following four (4) Class II directors whose terms expire this year, for an additional term of two (2) years:

Chung Hyun Lee	Peter Y. S. Kim
Jin Chul Jhung	Seon Hong Kim

Since shareholders do not have cumulative voting rights in the election of directors, the affirmative vote of a majority of the votes cast is required for the election of directors. In the event that any of the nominees should be unable to serve as a director, it is intended that the Proxy will be voted for the election of such substitute nominee, if any, as shall be designated by the Board of Directors. Management has no reason to believe that any nominee will become unavailable.

The following table sets forth certain information as of March 15, 2004, with respect to (i) each of the persons to be nominated by the Board of Directors for election as directors, (ii) each of the Company’s directors and executive officers, and (iii) the directors and executive officers of the Company as a group:

					Common Stock Beneficially Owned on March 15, 2004
Name and Offices Held with Company[1]	Principal Occupation for the Past Five Years	Age	Term to Expire/ Director Since		Number of Shares[2]	Vested Option Shares[3]	Percentage of Shares Outstanding
Chung Hyun Lee Chairman of the Board	President, Nuart International, Inc. (Cosmetics Importing)	62	2006 2000 (1985	/ )[4]	684,486	0	4.26%

David Z. Hong[5] Director	Retired (formerly accountant, David Hong Accounting Service)	74	2005 2000 (1985	/ )[4]	961,922	0	5.98%

Jin Chul Jhung Director	President and Chairman, Royal Imax, Inc (Importing and Wholesale)	60	2006 2004 (1998	/ )[4]	219,234	0	1.36%

Chang Hwi Kim Director	President, Maxion Inc. (Home Entertainment)	61	2005 2000 (1989	/ )[4]	714,724	0	4.45%

Peter Y. S. Kim Director	President and Chairman, Harbor Express Inc., Gold Point Transportation, Bridge Warehouse, Inc. (Trucking)	55	2006 2004 (1998	/ )[4]	570,724	0	3.55%
Sang Hoon Kim[5] Director	Chairman and Chief Executive Officer, Tmecca.com (On-line Provider of Professional Books and Magazines)[6]	63	2005 2000 (1985	/ )[4]	1,203,408[7]	0	7.49%

[1]	All offices held apply to both Center Financial Corporation and Center Bank unless otherwise indicated.

[2]	Except as otherwise noted, may include shares held by such person’s spouse (except where legally separated) and minor children, and by any other relative of such person who has the same home; shares held in “street name” for the benefit of such person; shares held by a family trust as to which such person is a trustee and primary beneficiary with sole voting and investment power (or shared power with a spouse); or shares held in an Individual Retirement Account or pension plan as to which such person (and/or such person’s spouse) is the sole beneficiary and has pass-through voting rights and investment power.

[3]	Consists of option shares which are vested or will vest within 60 days of March 15, 2004 pursuant to the Company’s Stock Option Plan. (See “ –Stock Options” and “ –Compensation of Directors.”)

[4]	Year first elected or appointed a director of Center Bank.

[5]	Mr. Hong’s address is 6029 Woodfern Drive, Rancho Palos Verdes, California 90274; Sang Hoon Kim’s address is 4201 Wilshire Blvd., Suite 620, Los Angeles, California 90010; Mr. Mackey’s address is 123 West 92nd Street, Suite 2, New York, New York 10025; and Ms. Yoon’s address is 47 Belcourt Drive, N., Newport Beach, California 92660.

[6]	Sang Hoon Kim has been Chairman and Chief Executive Officer of Tmecca.com since March 2001. Previously, he served as President of Protrend, Inc. an apparel marketing company in Los Angeles, California from 1979 to 1999.

[7]	Includes 57,546 shares held by Saymee K, Inc., of which Sang Hoon Kim’s adult son is President and a majority shareholder, as to which shares Sang Hoon Kim has shared voting and investment power. Also includes 542,836 shares owned by Mr. Kim’s adult children, and 287,630 shares held by other relatives of Mr. Kim, as to which shares Mr. Kim has shared voting and investment power pursuant to agreements with the record owners of the shares.

(Table and footnotes continued on following page.)

				Common Stock Beneficially Owned on March 15, 2004
Name and Offices Held with Company[1]	Principal Occupation for the Past Five Years	Age	Term to Expire/ Director Since	Number of Shares[2]	Vested Option Shares[3]	Percentage of Shares Outstanding
Seon Hong Kim President, Chief Executive Officer and Director	President and Chief Executive Officer, Center Bank and Center Financial Corporation[8]	60	2006/ 2004 (1998)[4]	159,038	0	0.99%

Monica M. Yoon[5] Director	Pension Fund Manager, Rhackseung Yoon, M.D. Inc.	55	2005/ 2000 (1996)[4]	820,302	0	5.10%

Warren A. Mackey[5,9] Director	President, Arles Advisors Inc (Investment Management)	45	2004/ 2002 (2002)[4]	1,104,400	0	6.87%

Yong Hwa Kim Senior Vice President, Chief Financial Officer and Corporate Secretary[10]	Senior Vice President and Chief Financial Officer, Center Financial Corporation[10]	52	n/a	19,630	10,536	0.19%[11]

James Hong Senior Vice President and Chief Lending Officer	Senior Vice President and Chief Lending Officer, Center Bank[12]	50	n/a	11,666	2,160	0.09%[11]

Directors and Executive Officers as a Group (11 persons)				6,482,230	12,696	40.30%[11]

Board Committees and Other Corporate Governance Matters

The Board of Directors believes that it is important to encourage the highest level of corporate ethics and responsibility and has fully implemented the recent corporate governance requirements of Nasdaq and the Securities and Exchange Commission (the “SEC”). Among other things, the Board has adopted a Code of Conduct which applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The Code of Conduct requires that the Company’s directors, executive officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in

(Certain footnotes appear on previous page.)

[8]	Seon Hong Kim has served as President and Chief Executive Officer of Center Bank since September 1998, and of Center Financial Corporation since May 2002. Previously, he served in various senior executive positions at Hanmi Bank in Los Angeles since 1986. Mr. Kim has 31 years of experience in commercial banking.

[9]	Mr. Mackey will not be standing for re-election to the Board of Directors.

[10]	Yong Hwa Kim has served as Senior Vice President, Chief Financial Officer and Corporate Secretary of Center Financial Corporation since October 2002 and as Senior Vice President/Controller and Corporate Secretary of Center Bank since June 2000. Ms. Kim has more than 25 years’ experience in the banking industry and is a Certified Public Accountant. Previously, she served as Senior Vice President/Cashier of Pacific Union Bank in California from March 1998 to June 2000.

[11]	This percentage is based on the total number of shares of the Company’s common stock outstanding, plus the number of option shares for the applicable individual or group which are vested or will vest within 60 days of March 15, 2004 pursuant to the Company’s Stock Option Plan. (See “ – Stock Options” and “ – Compensation of Directors.”)

[12]	James Hong has served as Senior Vice President/Chief Lending Officer of Center Bank since March 2002. Mr. Hong has more than 20 years’ banking experience and has served in various positions at Center Bank since 1989, including most recently as Senior Vice President/International and Corporate Lending since August 1999; as Senior Vice President/Special Assets Department and Consumer Loan Department from August 1998 to August 1999; and as Senior Vice President/Business Development from 1997 to August 1998.

the Company’s best interests. Under the terms of the Code of Conduct, directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Conduct.

As a mechanism to encourage compliance with the Code of Conduct, the Company has established procedures for (i) receiving, retaining and addressing complaints received regarding accounting, internal accounting controls or auditing matters; (ii) allowing employees to anonymously report any problems they may detect with respect to such matters; and (iii) reporting any suspected violations of the Code or of law. The Code of Conduct also prohibits the Company from retaliating against any director, executive officer or employee who makes a good faith report of a suspected violation of the Code or of law (even if the report is mistaken), or against anyone who assists in the investigation of a reported violation. The Code of Conduct may be found on the Company’s web site at “www.centerbank.com.” The Company intends to post notice of any waiver from, or amendment to, any provision of our Code of Conduct on this web site.

Director Independence. The overwhelming majority of the members of the Board have historically been independent, and the Audit and Compensation Committees are comprised solely of independent directors in accordance with applicable SEC and Nasdaq rule requirements. The Board has determined that a majority of the current directors are “independent” as that term is defined by applicable Nasdaq rules. Specifically, the Board has determined that all of the Company’s directors other than the President and Chief Executive Officer are independent directors.

Audit Committee. The Board of Directors has, among others, a standing Audit Committee, of which directors David Z. Hong (Chairman), Jin Chul Jhung, Peter Y. S. Kim, Chung Hyun Lee, and Monica M. Yoon are members. During the fiscal year ended December 31, 2003, the Audit Committee held a total of twelve (12) meetings. The purpose of the Audit Committee is to monitor the quality and integrity of the Company’s accounting, auditing, internal control and financial reporting practices. The Committee selects the Company’s independent accountants, reviews the independence and performance of the independent accountants and makes certain that the independent accountants have the necessary freedom and independence to freely examine all of the Company’s records. Further, the Audit Committee pre-approves all audit and permissible non-audit services to be performed by the independent accountants, with certain de minimis exceptions. Prior to the public release of annual and quarterly financial information, the Committee discusses with Management and the independent accountants the results of the independent accountants’ audit or limited review procedures associated with this information. The Committee oversees internal audit activities, including reviewing the internal audit plan, discussing various internal audit issues with Management, reviewing and concurring in the appointment or replacement of the director of the internal audits and confirming and assuring the objectivity of internal audits. The Committee also reviews applicable portions of the Company’s Code of Conduct and compliance therewith, and reviews expense account procedures for senior management.

The Audit Committee Charter, a copy of which was attached as an exhibit to the Company’s Proxy Statement for the 2003 Annual Meeting of Shareholders, requires that the Audit Committee be comprised of at least three directors meeting certain requirements. Each member of the Audit Committee meets the independence criteria prescribed by applicable law and the rules of the SEC for audit committee membership and is an “independent director” within the meaning of applicable Nasdaq listing standards. Each Audit Committee member also meets Nasdaq’s financial knowledge requirements and has substantial experience as the chief executive officer or equivalent of his or her respective business or profession. Collectively, the members have approximately ten years of service on the Audit Committee of Center Financial and 50 years of service on the audit committee of Center Bank. In addition, two members of the audit committee have the requisite financial sophistication required for at least one member of the audit committee under the rules of Nasdaq. While the Board believes that each of the members of the Audit Committee is highly qualified to discharge his duties, the Board has not designated any particular member of the Audit Committee as an “audit committee financial expert” under the SEC’s rules.

Report of the Audit Committee

The Audit Committee has reviewed and discussed with Management the Company’s audited consolidated financial statements as of and for the year ended December 31, 2003. The committee has discussed with the Company’s independent auditors, which are responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements with generally accepted accounting principles, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, including their judgments as to the quality of the Company’s financial reporting. The committee has received from the independent auditors written disclosures and a letter as required by the Independence Standards Board, Standard No. 1, as amended, and discussed with the independent auditors the firm’s independence from Management and the Company. In considering the independence of the Company’s independent auditors, the committee took into consideration the amount and nature of the fees paid to the firm for non-audit services, as described on page 15 below.

Submitted by:
David Z. Hong, Chairman
Jin Chul Jhung	Chung Hyun Lee
Peter Y. S. Kim	Monica M. Yoon

Compensation Committee. The Board also has a standing Personnel and Compensation Committee (the “Compensation Committee”), of which directors Chang Hwi Kim (Chairman), Peter Y. S. Kim, Sang Hoon Kim, Chung Hyun Lee, Warren A. Mackey, and Monica M. Yoon are members. The Compensation Committee met four (4) times during 2003. In accordance with the requirements of Nasdaq, all of the members of the Compensation Committee are “independent” under the Nasdaq rules. The primary functions of this committee are to (i) to consider and make recommendations to the Board of Directors concerning the Company’s incentive compensation plans and equity-based plans in which directors and executive officers may be participants; (ii) administer and implement such plans, including, but not limited to approving option grants; (iii) evaluate the performance of the Company’s CEO in light of the goals and objectives of the Company’s executive compensation plans and the CEO’s individual performance goals, and set his compensation levels based on his employment contract, and market peer banks’ CEO’s compensation, when the CEO’s contract is renewed; (iv) annually review and make recommendations to the Board concerning the compensation arrangements for all executive officers; (v) assess the desirability of, and make recommendations to the Board with respect to, any proposed new incentive-compensation plans and equity-based plans and changes to existing plans; (vi) review and make recommendations to the Board concerning any employment agreements, salary continuation agreements or other contractual arrangements with any officers; (vii) monitor the disclosures in the Company’s annual proxy statement relating to executive compensation; (viii) review and administer the non-audit-related portions of the Company’s Code of Conduct; and (ix) review and make recommendations to the Board concerning personnel policies and any similar documents relating to personnel matters which require Board approval. The Board has adopted a Compensation Committee charter outlining the Committee’s functions and responsibilities. A copy of the charter may be found on the Company’s web site at www.centerbank.com.

Board and Committee Meeting Attendance. During the fiscal year ended December 31, 2003, the Board of Directors of the Company held a total of eleven (11) meetings. Each director of the Company who served as a director during 2003 attended at least 75% of the aggregate of (1) the total number of such Board meetings and (2) the total number of meetings held by all committees of the Board on which such director served during 2003.

Director Nominations and Qualifications. The Company does not have a standing Nominating Committee, as the Board of Directors is composed almost entirely of independent directors, and is sufficiently small as to make action by committee unnecessary for purposes of managing nominations. It is the policy of the Board of Directors that all members of the Board of Directors participate in the nomination of directors, in order that the broadest viewpoints and perspectives may be brought into the evaluation of sitting directors, the decision whether to invite new directors, and the determination and evaluation of potential candidates for nomination as director.

The Company does not pay fees to any third party to identify or evaluate or assist in identifying or evaluating potential nominees. The Board of Directors does not have a separate charter concerning the director nomination process, but has adopted the following policies and procedures concerning this process by Board resolution:

Prior to making any decisions concerning the nomination of directors for each year’s annual meeting, the Board shall (i) evaluate the performance, attendance records of, and any loans or other transactions between the Company or the Bank and each of the current Board members proposed for reelection, and on that basis consider the appropriateness of such members standing for reelection; (ii) review the composition and size of the Board in order to ensure that the Board is comprised of members reflecting the proper expertise, skills, attributes and personal and professional backgrounds for service as directors of the Company; (iii) consider the need to augment Board for any specific purpose; (iv) review and consider any additional requests from outside parties to serve as directors; (v) if a new nominee is needed, determine the specific skills and experience desired in a new director; and (vi) in such case, identify potential nominees who have such skills and experience, determine whether the potential nominees are shareholders of the Company, investigate the potential nominee’s background, develop personal knowledge about the candidate, develop a consensus of the directors with respect to which potential nominee would be best suited for the position, determine whether the candidate is interested, and vote on the nomination.

In identifying and evaluating potential nominees, the Board shall consider recommendations from directors, officers and employees of the Company and its wholly-owned subsidiary, Center Bank, as well as persons recommended by shareholders of the Company, and shall evaluate persons recommended by directors, officers or employees and persons in the same manner as those recommended by shareholders in selecting Board nominees.

The Board has determined that to meet the Company’s minimum qualifications to serve as a director, an individual must: (i) be an individual of the highest ethical character and integrity; (ii) have substantial experience which is of particular relevance to the Company; (iii) have the ability and willingness to devote sufficient time to the affairs of the Company; (iv) have a meaningful financial stake in the Company so as to assure that every director’s interests are aligned with those of the shareholders; (v) be knowledgeable about the business activities and market areas in which the Company and its subsidiaries engage; (vi) have an excellent personal and professional reputation in and commitment to one or more communities in which the Company does business; (vii) have an inquiring mind, a willingness to ask hard questions, and the ability to work constructively with others; (viii) have no conflict of interest that would interfere with their performance as a director; and (ix) have the capacity and desire to represent the best interests of the shareholders as a whole and not primarily a specific interest group or constituency.

While not considered mandatory qualifications for serving as a director, the Board also feels it is desirable for directors to (i) serve or have served as chief executive officer or in another position of active leadership with a business or professional interest located within the geographic area served by the Company and its subsidiaries; and (ii) live or work within 100 miles of an existing or proposed office of the Bank. In considering the desirability of any particular candidate as a potential director, the Board shall also consider the fit of the individual’s skills and personality with those of other directors and potential directors in building a board that is effective, collegial and responsive to the needs of the Company.

Consideration of Shareholder Recommendations. In considering any additional requests from outside parties to serve as directors, including parties recommended by shareholders, the Board shall follow the same principles outlined above, and shall request of any potential nominee such information as the Board deems necessary to evaluate that individual’s qualifications to serve as a director of the Company, including a completed Directors’ and Officers’ Questionnaire of the same type completed by each of the Company’s existing directors and executive officers each year in connection with the preparation of the Company’s proxy materials, in order to enable the Committee to properly evaluate such person’s qualifications and to be aware of any information concerning such person which might require disclosure to shareholders pursuant to the SEC rules concerning proxy statements.

A shareholder wishing to submit recommendations for director candidates for election at an annual meeting of shareholders must do so in writing by December 15 of the previous calendar year, and must include the following in the written recommendation: (i) a statement that the writer is a shareholder and is proposing a candidate for consideration; (ii) the name and contact information for the candidate; (iii) a statement of the candidate’s business and educational experience; (iv) information regarding the candidate’s qualifications to be director; (v) the number of shares of the Company’s stock owned either beneficially or of record by the candidate and the length of time such shares have been so owned; (vi) the written consent of the candidate to serve as a director if nominated and elected; (vii) information regarding any relationship or understanding between the proposing shareholder and the candidate; (viii) a statement that the proposed candidate has agreed to furnish to the Company all information (including the completion of a Directors’ and Officers’ Questionnaire as described above) as the Company deems necessary to evaluate such candidate’s qualifications to serve as a director; and (ix) as to the shareholder giving the notice (a) the name and address of the shareholder and (b) the number of shares of the Company’s stock which are owned beneficially or of record by the shareholder.

Nominations by Shareholders. The procedures for nominating directors (as opposed to making recommendations to the Board), other than by the Board of Directors itself, are set forth in the Company’s Bylaws and in the Notice of Annual Meeting of Shareholders.

Shareholder Communications with Board of Directors. Shareholders may communicate with the Board of Directors or any individual director by mailing a communication to the Company’s principal executive offices addressed to the Board of Directors or the individual director, to the attention of the Company’s Corporate Secretary. The letter should indicate that the author is a shareholder, and whether he or she owns his or her shares in street name. Depending on the subject matter, management of the Company will: (i) forward the communication to the director or directors to whom it is addressed; (ii) handle the inquiry directly or delegate it to appropriate employees, such as where the communication is a request for information, a stock related matter, or a matter related to ordinary course matters in the conduct of the Company’s business; or (iii) not forward the communication where it is primarily commercial or political in nature, or where it relates to an improper, frivolous or irrelevant topic. Communications which are not forwarded will be retained until the next Board meeting, where they will be made available to all directors.

Director Attendance at Annual Meetings of Shareholders. The Board believes it is important for all directors to attend the annual meeting of shareholders in order to show their support for the Company and to provide an opportunity for shareholders to communicate any concerns to them. The Company’s policy is that all directors are expected to attend each annual meeting of shareholders unless personal or family illness or other compelling personal or business circumstances prevent attendance. All nine (9) directors attended the Company’s Annual Meeting of Shareholders in 2003.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company during and with respect to its 2003 fiscal year, no director, executive officer or beneficial owner of 10% or more of the Company’s common stock failed to file, on a timely basis, reports required during or with respect to this period by Section 16(a) of the Securities Exchange Act of 1934, as amended, except for Seon Hong Kim, who inadvertently failed to file a timely report on Form 4 concerning the exercise of a stock option in October 2003.

Executive Compensation

The following table sets forth certain summary compensation information with respect to the Chief Executive Officer and the only other executive officers of the Company whose total salary and bonus for the fiscal year ended December 31, 2003, exceeded $100,000 (the “Named Executive Officers”):

Summary Compensation Table

Name and Principal Position	Year	Annual Compensation			Long Term Compensation	All Other
		Salary[13]	Bonus[14]	Other[15]	Stock Options Granted (Number of Shares)[16]	Compensation[17]
Seon Hong Kim President and Chief Executive Officer	2003 2002 2001	$250,405 242,880 186,667	$120,000 131,000 60,000	$21,000 15,600 13,500	0 0 143,856	$8,749 7,425 5,885
Yong Hwa Kim Senior Vice President and Chief Financial Officer	2003 2002 2001	116,272 111,697 108,325	32,237 39,082 42,638	0 0 0	0 10,800 23,976	4,651 5,766 4,333
James Hong Senior Vice President and Chief Lending Officer	2003 2002 2001	101,377 97,999 95,197	34,766 29,460 16,540	0 0 0	0 21,600 0	4,055 4,937 4,686

Stock Options

The Company’s 1996 Stock Option Plan (the “Plan”), intended to advance the interests of the Company by encouraging stock ownership on the part of participating employees and directors, was adopted by the shareholders of Center Bank on May 6, 1996. As part of the holding company reorganization effective in October 2002, the Company assumed the Plan from the Bank, so that the Plan now covers authorized but unissued shares of the Company’s common stock. The Plan provides for the issuance of both “incentive” and “non-qualified” stock options to full-time salaried officers and employees of the Company and of “non-qualified” stock options to non-employee directors of the Company. All options are granted at an exercise price of not less than 100% of the fair market value of the stock on the date of grant.18 Each option expires not later than ten (10) years from the date the option was granted. Options are exercisable in installments as provided in individual stock option agreements; provided, however, that if an optionee fails to exercise his or her rights under the options within the year such rights arise, the optionee may accumulate them and exercise the same at any time thereafter during the term of the option. In addition, in the event of a “Terminating Event,” i.e., a merger or consolidation of the Company as a result of which the Company will not be the surviving corporation, a sale of substantially all of the Company’s assets, or a change in ownership of at least 25% of the Company’s stock (subject to certain exceptions), all outstanding options under the Plan shall become exercisable in full (subject to certain notification requirements), and shall terminate if not exercised within a specified period of time, unless provision is made in connection with the Terminating Event for assumption of such options, or substitution of new options covering stock of a successor corporation. As of December 31, 2003, the Company had options outstanding to purchase a total of 657,60016 shares of its common stock under the Plan, with an average exercise price of $4.7016 per share with respect to all such options. As of that same date, the fair market value of the Company’s common stock was $13.63 per share.

[13]	Consists entirely of this individual's salary, a portion of which was deferred pursuant to the Company’s 401(k) Plan (the “401(k) Plan”). The 401(k) Plan permits all participants to contribute up to 15% of their annual compensation on a pre-tax basis (subject to a maximum of $12,000, $11,000 and $10,500 per year in 2003, 2002 and 2001, respectively). The Company’s policy is to match 75% of the employee’s contribution up to 4% of his or her compensation, and 25% of the employee’s contribution that exceeds 4% but is less than 8% of his or her compensation.

[14]	Includes amounts accrued for the fiscal year reported but paid in the following year.

[15]	Consists entirely of director’s fees.

[16]	As adjusted to reflect stock splits and dividends declared since the date of grant, including the two-for-one stock split paid to shareholders of record as of February 17, 2004.

[17]	Consists entirely of employer contributions to these individuals’ accounts pursuant to the 401(k) Plan.

[18]	Exercise price per share is equivalent to market price per share on the date of grant, as determined by the Board of Directors of the Company, based upon trades in the Company's Common Stock known to the Company and opening and closing prices quoted on the Nasdaq National Market concerning the Company's Common Stock.

No stock options were granted to the Named Executive Officers during 2003. The following information is furnished with respect to stock options exercised by the Named Executive Officers during 2003 and held by the Named Executive Officers as of December 31, 2003:

	Stock Options Exercised in 2003		Number of Unxercised Options at December 31, 2003[19]		Value of Unexercised In-the-Money Options at December 31, 2003[20]
Name	Shares Exercised	Value Realized[21]	Exercisable Unexercisable		Exercisable Unexercisable
Seon Hong Kim	70,664	$452,429	0	47,951	$0	$463,332
Yong Hwa Kim	9,456	32,656	12,376	33,864	121,373	326,277
James Hong	11,666	73,850	0	19,730	0	167,981

Employment Agreement

The Company entered into an employment agreement with Seon Hong Kim effective September 1, 2001 (the “Agreement”), for a term of three years, at an initial annual base salary of $240,000 for the first year of the term, with annual increases based on increases in the applicable Consumer Price Index, not to exceed 7% per year. The contract has been renewed for another 3 years effective September 1, 2004. The new base salary will increase by 10% from the current base, to $279,330 for the first year of the new term. Mr. Kim will also be entitled to an incentive bonus equal to 4% of the amount of the Company’s pre-tax earnings for that year which exceed 20% of the Company’s return on year-beginning capital; provided, however, that in no event shall such bonus be less than $40,000 nor more than 75% of the amount of Mr. Kim’s annual base salary, and provided further that if the Company’s pre-tax earnings for the year in question do not exceed 20% of the return on year-beginning capital, Mr. Kim shall receive such bonus as the Board of Directors, in its sole discretion, shall determine. Mr. Kim is also entitled to the use of a Company-owned automobile, medical and life insurance benefits, certain stock options, reimbursement for business expenses, and such club memberships as may be approved by the Board of Directors. In the event of termination without cause or due to a merger or corporate reorganization where there is a change in more than 25% ownership of the Company’s stock (subject to certain exceptions), Mr. Kim is entitled to receive the balance of the salary due under the Agreement or twelve (12) months’ severance pay, whichever is more.

Compensation of Directors

The directors are not paid any directors fees by the Company, but they receive directors fees from the Bank for services they provide as directors of the Bank. Non-employee directors of the Bank receive $3,000 per month, the president receives $1,500 per month, and the Chairman of the Board receives $3,600 per month, for their membership on the Board and attendance at Board and committee meetings. In addition, such directors received annual bonuses of $6,000, $3,000 and $7,200, respectively. The directors of the Bank also receive certain medical and dental benefits in excess of those provided to all employees of the Bank. Specifically, each director receives full medical and dental coverage (including dependent coverage) at no cost, compared to employees, who must pay between $50 and $160 per month depending on the type of coverage selected.

None of the non-employee directors was granted any stock options during 2003. During 2003, directors Chang Hwi Kim, Sang Hoon Kim, and Monica M. Yoon exercised stock options covering 110,232, 79,920, and 193,484 shares19 of common stock, respectively, realizing values21 of $506,729, $645,287, and $1,518,683, upon exercise. As of December 31, 2003, no non-employee directors held any outstanding stock options. Information concerning stock options held by Seon Hong Kim, who is also a Named Executive Officer, is set forth above under “Stock Options.”

[19]	As adjusted to reflect stock splits and dividends declared since the date of grant, including the two-for-one stock split paid to shareholders of record as of February 17, 2004.

[20]	Represents the excess of the aggregate fair market value over the aggregate exercise price of the shares at December 31, 2003.

[21]	Represents the excess of the aggregate fair market value over the aggregate exercise price of the shares at the time of exercise.

Performance Graph22

The following graph compares the yearly percentage change in cumulative total shareholders’ return on the Company’s stock with the cumulative total return of (i) the Nasdaq market index; (ii) all banks and bank holding companies listed on Nasdaq; and (iii) an index comprised of banks and bank holding companies located throughout the United States with total assets of between $500 million and $1 billion. The latter two peer group indexes were compiled by SNL Securities LP of Charlottesville, Virginia. The Company reasonably believes that the members of the third group listed above constitute peer issuers for the period from December 31, 1998 through December 31, 2003. The graph assumes an initial investment of $100 and reinvestment of dividends. The graph is not necessarily indicative of future price performance.

	Period Ending
Index	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03

Center Financial Corporation	100.00	127.08	171.64	194.88	283.80	578.68
NASDAQ – Total US*	100.00	185.95	113.19	89.65	61.67	92.90
NASDAQ Bank Index*	100.00	96.15	109.84	118.92	121.74	156.62
SNL NASDAQ Bank Index	100.00	96.08	110.92	120.73	124.18	160.28
SNL $500M-$1B Bank Index	100.00	92.57	88.60	114.95	146.76	211.62

* Source: CRSP, Center for Research in Security Prices, Graduate School of Business, The University of Chicago 2003. Used with permission. All rights reserved.

[22]	Inasmuch as the Company did not acquire the outstanding shares of the Bank until October 2002, the information contained in the Performance Graph for part of 2002 and for prior years is for the Bank's stock. As of the effective date of the holding company reorganization (October 28, 2002), each outstanding share of common stock of the Bank was converted into one outstanding share of common stock of the Company.

Board of Directors’ Compensation Committee Report

The Compensation Committee of the Board is responsible for overseeing the various compensation programs of the Company. It reviews and approves compensation objectives and benefit packages for all employees including executive officers. The committee is currently composed of six (6) directors: Chang Hwi Kim (Chairman), Peter Y. S. Kim, Sang Hoon Kim, Chung Hyun Lee, Warren A. Mackey, and Monica M. Yoon. In accordance with the requirements of Nasdaq, all of the members of the Compensation Committee are “independent” under the Nasdaq rules.

The objectives of the Committee are to ensure that compensation and benefits are at levels that enable the Company to attract, recruit and maintain highly capable and quality employees. In addition, the Compensation Committee seeks to align the interests of the Company’s officers and its shareholders and to provide rewards that are closely linked to bank-wide team and individual performance goals which are measured in terms of the Company’s profitability, growth and asset quality.

In order to evaluate the Company’s competitive position in the industry, the Committee reviews and analyzes the compensation packages, including base salary offered by community banks (surveyed by America’s Community Bankers), bonus plans, stock option plans and any other benefit packages offered by Korean-American community banks. The executive officers were subject to a 2% to 3% salary adjustment with performance incentives in 2003. Executive Officer bonuses are awarded annually and are determined based on the achievement by the Company of annual profitability goals and specific performance goals, except for the President, whose bonus is determined by a formula related to the Company’s profitability. Specifically, the President received an incentive bonus under his existing contract equal to 3% of the amount of the Company’s pre-tax earnings for that year which exceeded the Company’s pre-tax earnings for the previous year, which contract also provided that in no event shall such bonus be less than $40,000 nor more than the amount of his annual base salary, and provided further that if the Company’s pre-tax earnings for the year in question do not exceed those for the previous year, his bonus is determined at the sole discretion of the Board of Directors. Mr. Kim’s employment agreement has been renewed for another three years effective September 1, 2004. (See “ – Employment Agreement.”) Under the new contract, the President will receive an incentive bonus equal to 4% of the amount of the Company’s pre-tax earnings for that year which the Company’s pre-tax earning exceeds 20% of return on year-beginning capital. However, that in no event shall such bonus be less than $40,000 nor more than 75% of the amount of Mr. Kim’s annual base salary, and provided further that if the Company’s pre-tax earnings for the year in question do not exceed 20% of return on year-beginning capital, Mr. Kim shall receive such bonus as the Board of Directors, in its sole discretion, shall determine.

In order to (i) provide an additional incentive for the Company’s officers and employees to contribute to the Company’s success, (ii) encourage their increased stock ownership in the Company, and (iii) enable the Company to be competitive in the industry with respect to compensation packages, the Company has continually had a stock option plan in effect and the Board of Directors grants options from time to time under the stock option plan. In 2003 the Board of Directors granted certain stock options to selected officers with the corporate title of Assistant Vice President and up, as well as to profit center managers and senior officers. No stock options were granted to the Named Executive Officers in 2003. Details concerning the stock option plan and options thereunder exercised during 2003 and held at December 31, 2003 by the Named Executive Officers are set forth above under “ – Stock Options.”

Compensation Committee:
Chang Hwi Kim, Chairman
Peter Y. S. Kim	Chung Hyun Lee
Sang Hoon Kim	Warren A. Mackey
Monica M. Yoon

Transactions with Directors and Executive Officers

Certain of the executive officers, directors and principal shareholders of the Company and the companies with which they are associated have been customers of, and have had banking transactions with, the Company in the ordinary course of the Company business since January 1, 2003, and the Company expects to continue to have such banking transactions in the future. All loans and commitments to lend included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons of similar creditworthiness, and in the opinion of Management, did not involve more than the normal risk of repayment or present any other unfavorable features.

Proposal 2: Renewal of Super-majority Shareholder Vote Requirement for Certain Business Combinations

Introduction. The Board of Directors recommends that the shareholders consider and approve a proposal to renew the existing provision in the Company’s Articles of Incorporation which requires that any “business combination” (as defined below) that is proposed to the shareholders must receive the affirmative vote of shareholders holding at least two-thirds (2/3) of the Company’s outstanding voting shares, unless the business combination is approved by the existing Board of Directors (see discussion below). Such a provision is commonly referred to as a “supermajority” vote requirement. Unless renewed by the shareholders at the Meeting, the existing provision will expire by its own terms on May 29, 2004. Without such a provision, only a majority of the Company’s outstanding shares would be required to approve a merger in which the Company is not the surviving corporation or in which it issues a significant number of shares (more than 16.67% of previously outstanding shares), or a sale of substantially all of the assets of the Company (collectively, a “business combination”). This requirement is based in California law. Proposal 2 would renew the existing provision in the Company’s Articles of Incorporation requiring two-thirds of the outstanding voting shares to approve a business combination, rather than a simple majority. The existing provision was adopted together with a number of other anti-takeover provisions in connection with the holding company reorganization in 2002.

The two-thirds affirmative shareholder vote would not be required for a business combination if the transaction had been approved by a majority of the Board of Directors, provided that at least a majority of the Board was holding office prior to the commencement of proceedings or negotiations leading to the business combination. In the case of the present Board of the Directors of the Company, which consists of nine (9) (and will, after the Meeting, consist of eight (8) directors), five (5) directors must have held office prior to the commencement of such a proposed business combination and five (5) directors must approve the proposed business combination in order for the “supermajority” shareholder approval requirement to be inapplicable.

The renewal of this Article provision requires the affirmative vote of two-thirds of the Company’s outstanding shares, and under California law, once adopted, the provision could not be altered, amended or repealed except by the vote of two-thirds or more of the Company’s outstanding shares entitled to vote. Additionally, under California law, as with the existing provision, the supermajority requirement will only remain effective for two years after the date the Company files the related amendment to its Articles of Incorporation with the California Secretary of State. The supermajority requirement could be renewed for additional two year periods by the Company’s shareholders during the year preceding the provision’s expiration. If the supermajority requirement were not renewed and were instead allowed to expire, a vote of only the majority of the Company’s outstanding shares would be required to approve a business combination after such time. The Company’s shareholders could, however, adopt another supermajority provision at a later date.

Reasons for the Proposal. Many companies have recently been the subject of tender offers or other acquisitions of less than all of the outstanding stock. Such purchases may be followed by a business combination. The provision in the Articles attempts to discourage such tender offers or acquisitions by imposing a two-thirds (2/3) shareholder approval requirement for certain business combinations, unless the combination is approved by a majority of the Board of Directors and provided that more than half of the Board was in office prior to the commencement of proceedings or negotiations leading to the business combination. Because of these requirements, the Board of Directors believes that a person seeking to control the Company would have to either negotiate directly with the Company concerning the terms of the acquisition or gain the power to vote two-thirds of the Company’s outstanding shares through purchase, solicitation of proxies or otherwise. The Company’s increased bargaining position in such an event should benefit all shareholders. The Board’s view of acceptable terms in a proposed business combination, however, may not be shared by all shareholders.

Veto Power by the Board of Directors. The directors and executive officers of the Company beneficially owned, as of March 15, 2004, 40.3% of the outstanding shares of the Company’s Common Stock.[1] Therefore, the renewal of this provision would continue to give the Board of Directors and Management de facto veto power over a business combination which a majority of shareholders may deem desirable and beneficial, and may also continue to make it more difficult to accomplish certain transactions, including a hostile tender offer, that would replace management, even if a majority of the shareholders so desired. While this provision gives the Board of Directors and Management the ability to exercise veto power in certain instances in order to perpetuate its control of the Company, the Board of Directors has a fiduciary duty to act in the best interests of the shareholders, rather than its own best interests, when considering a proposed business combination. This provision in the Articles does not affect that obligation.

Other Considerations. This type of provision is considered to have an anti takeover effect since it is designed to deter certain third parties from initiating proxy contests or from acquiring substantial blocks of the Company’s shares. Such proxy contests and acquisitions tend to increase, at least temporarily, market prices for a company’s stock. A potential acquirer may not proceed with a tender offer because it might be unable effectuate a desired business combination; consequently, the Company’s shareholders could be deprived of temporary opportunities to sell their shares at higher market prices. Moreover, by possibly deterring proxy contests or acquisitions of substantial blocks of the Company’s Common Stock, the provision might have the incidental effect of inhibiting certain changes in incumbent management, some or all of whom may be replaced in the course of a change in control. The Board of Directors, however, is not aware of any efforts to obtain control of the Company, and the proposed renewal of this provision is not in response to any such efforts.

Text of the Amendment. The Board of Directors adopted the amendment to the Company’s Articles of Incorporation contemplated by Proposal 2 on March 10, 2004, subject to the approval of two-thirds of the Company’s shareholders. Assuming such approvals are obtained, existing Article EIGHT will continue in force for another two years and shall read in its entirety as follows:

“ARTICLE EIGHT: SUPER-MAJORITY VOTE REQUIREMENT FOR CERTAIN BUSINESS COMBINATIONS. The approval of two-thirds of the outstanding shares of the Corporation shall be required to approve (i) a merger in which the Corporation is not the surviving corporation or in which it issues a significant number of shares (more than 16.67% of previously outstanding shares), or (ii) a sale of substantially all of the assets of the Corporation (collectively, a “business combination”), unless such business combination has been approved by a majority of the Board of Directors of the Corporation, provided that at least a majority of the Board was holding office prior to the commencement of proceedings or negotiations leading to the business combination.

This provision shall cease to be effective two years after the filing of the amendment to the Corporation’s Articles of Incorporation effecting this provision, unless renewed within one year before the applicable expiration date.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 2.

[23]	This percentage does not include vested option shares held by these individuals, but the number of vested option shares is currently such that their exercise would not change the percentage.

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

The Audit Committee has appointed Deloitte & Touche LLP as independent public accountants for the Company for the fiscal year ending December 31, 2004. Deloitte & Touche audited the Company’s financial statements for the year ended December 31, 2003. It is anticipated that a representative or representatives of Deloitte & Touche will be present at the annual meeting and will be available to respond to appropriate questions. All professional services rendered by Deloitte & Touche concerning the fiscal year ended December 31, 2003 were furnished at customary rates and terms.

Fees

Audit Fees. Aggregate fees billed by Deloitte & Touche for professional services rendered in connection with the audit of the Company’s annual consolidated financial statements for the fiscal years ended December 31, 2003 and 2002 and for the required review of the Company’s financial statements included in its Form 10-Q’s for each of those same years totaled approximately $135,000 and $87,500, respectively.

Audit-Related Fees. Aggregate fees billed by Deloitte & Touche for assurance and related services that were reasonably related to the performance of the audit or review of the Company’s financial statements and were not reported under “Audit Fees” above were $26,727 and $12,948 for 2003 and 2002, respectively. For 2003, such services consisted of $15,000 for review of documentation concerning internal controls, $10,000 for review of press releases, and other fees of $1,727. All of such services in 2002 consisted of review of documentation concerning internal controls.

Tax Fees. There were no tax services rendered by Deloitte & Touche and therefore no fees were paid.

All Other Fees. The Company paid a total of $6,000 and $170,653, respectively, to Deloitte & Touche for all other services rendered for the 2003 and 2002 fiscal years. The fees in 2003 were for Sarbanes-Oxley workshops. The fees in 2002 consisted of $18,016 for a Bank Secrecy Act examination; $124,345 for services relating to the preparation and filing of the Company’s Form S-4 Registration Statement filed with the SEC in connection with the holding company reorganization; $9,000 for disclosures relating to swap accounting disclosure issues; $17,652 for consultation concerning prepayment history methodology regarding SBA loans; and $1,640 for services relating to the preparation and filing of the Company’s Form S-8 Registration Statement filed with the SEC in connection with the registration of the Company’s stock option plan shares.

Percentage of Audit Services Not Pre-Approved. There were no services rendered by Deloitte & Touche that were not pre-approved by the Company’s Audit Committee.

PROPOSALS OF SHAREHOLDERS

Under certain circumstances, shareholders are entitled to present proposals at shareholder meetings. Any such proposal concerning the Company’s 2005 Annual Meeting of Shareholders must be submitted by a shareholder prior to December 17, 2004 in order to qualify for inclusion in the proxy statement relating to such meeting. The submission by a shareholder of a proposal does not guarantee that it will be included in the proxy statement. Shareholder proposals are subject to certain regulations and requirements under the federal securities laws.

The persons named as proxies for the 2005 Annual Meeting of Shareholders will have discretionary authority to vote on any shareholder proposal which is not included in the Company’s proxy materials for the meeting, unless the Company receives notice of the proposal by March 3, 2005. If proper notice is received by that date, the proxy holders will not have discretionary voting authority except as provided in federal regulations governing shareholder proposals.

OTHER MATTERS

Management does not know of any matters to be presented to the Meeting other than those set forth above. However, if other matters properly come before the Meeting, it is the intention of the Proxy Holders to vote said Proxy in accordance with the recommendations of the Board of Directors, and authority to do so is included in the Proxy.

DATED: April 16, 2004	CENTER FINANCIAL CORPORATION /s/ Seon Hong Kim Seon Hong Kim President and Chief Executive Officer

A COPY OF THE COMPANY’S 2003 ANNUAL REPORT ON FORM 10-K INCLUDING FINANCIAL STATEMENTS (BUT WITHOUT EXHIBITS) FILED WITH THE SEC IS BEING SENT TO SHAREHOLDERS TOGETHER WITH THIS PROXY STATEMENT. IF A SHAREHOLDER DESIRES COPIES OF THE EXHIBITS TO THE REPORT, THEY WILL BE PROVIDED UPON PAYMENT BY THE SHAREHOLDER OF THE COST OF FURNISHING THE EXHIBITS TOGETHER WITH A WRITTEN REQUEST TO YONG HWA KIM, SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER OF THE COMPANY, AT 3435 WILSHIRE BOULEVARD, SUITE 700, LOS ANGELES, CALIFORNIA 90010.

REVOCABLE PROXY

CENTER FINANCIAL CORPORATION

ANNUAL MEETING OF SHAREHOLDERS – May 12, 2004

The undersigned shareholder(s) of Center Financial Corporation (the “Company”) hereby nominates, constitutes and appoints David Z. Hong, Chang Hwi Kim and Seon Hong Kim, and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Olympic Office of Center Bank, 2222 West Olympic Boulevard, Los Angeles, California 90006 on Wednesday, May 12, 2004 at 6:00 p.m., and at any adjournment or adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as follows:

1.    Election of Directors.    Authority to elect the following four (4) Class II directors to serve until the 2006 annual meeting of shareholders and until their successors are elected and qualified: Chung Hyun Lee, Jin Chul Jhung, Peter Y. S. Kim and Seon Hong Kim.

☐ AUTHORITY GIVEN	☐ AUTHORITY WITHHELD
To vote for all nominees (except as indicated to the contrary below).	To vote for all nominees.

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE(S),

PLEASE WRITE THE INDIVIDUAL’S OR INDIVIDUALS’ NAME(S) IN THE SPACE BELOW)

2.    Renewal of Super-majority Shareholder Vote Requirement for Certain Business Combinations.    To approve a proposal to renew the provision in the Company’s Articles of Incorporation requiring the approval of two-thirds of the Company’s outstanding shares for certain business combinations, as described in the Company’s Proxy Statement dated April 16, 2004.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.    To transact such other business as may properly come before the Meeting and at any adjournment or adjournments thereof. Management at present knows of no other business to be presented by or on behalf of the Company or its Board of Directors at the Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE OF

“AUTHORITY GIVEN” FOR PROPOSAL 1 AND A VOTE “FOR”

PROPOSAL 2. THE PROXY SHALL BE VOTED IN ACCORDANCE

WITH THE INSTRUCTIONS GIVEN. IF NO INSTRUCTIONS ARE

GIVEN, THE PROXY CONFERS AUTHORITY TO AND SHALL BE

VOTED “AUTHORITY GIVEN” FOR PROPOSAL 1 AND “FOR”

PROPOSAL 2.

IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY SHALL BE VOTED

IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

PLEASE SIGN AND DATE ON REVERSE SIDE.

PLEASE SIGN AND DATE BELOW.

(Number of Shares)	Dated:

(Please Print Name)	(Signature of Shareholder)

(Please Print Name)	(Signature of Shareholder)

(Please date this Proxy and sign your name as it appears on your stock certificates. Executors, administrators, trustees, etc., should give their full titles. All joint owners should sign.)

I (We) do              do not              expect to attend the Meeting.

Number of persons: